Exhibit 14.1

Adopted: December 29, 2023

GRIID INFRASTRUCTURE INC.

CODE OF BUSINESS CONDUCT AND ETHICS

I.	Introduction

In accordance with the requirements of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange Listed Company Manual, this Code of Business Conduct and Ethics (this “Code”) has been adopted by the Board of Directors (the “Board”) of GRIID Infrastructure Inc. (together with its subsidiary, the “Company”) and applies to all of our employees, officers and directors.

While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather constitute key guiding principles that represent Company policies and establish conditions for employment at, or any other engagement with, the Company. Where there is no stated guideline in this Code or otherwise, it is the responsibility of the individual to apply common sense, together with his or her own highest personal ethical standards, in making business decisions. In cases of doubt about the correct behavior, individuals are encouraged to bring questions about particular circumstances that may implicate one or more provisions of this Code to the attention of the General Counsel.

One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. This Code is designed to encourage:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely, and understandable disclosure in reports and documents the Company files with, or submits to, the SEC and in our other public communications;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code;

•	Accountability for adherence to the Code;

•	Consistent enforcement of the Code, including clear and objective standards for compliance;

•	Protection for persons reporting any such questionable behavior; and

•	Protection of the Company’s legitimate business interests, including its assets and corporate opportunities.

Our Company strives to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, service providers, competitors, the government, the public, and our stockholders. Thus, all of our employees, officers and directors must conduct themselves according to the letter and spirit of this Code and avoid even the appearance of improper behavior. Even well-intentioned actions that violate the law or this Code may result in negative consequences for the Company and for the individuals involved.

II.	Compliance with Laws, Rules and Regulations

We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No employee, officer or director of the Company shall engage in unlawful activity or commit an illegal or unethical act, or instruct others to do so, for any reason. These include, without limitation, laws covering bribery and kickbacks, the development, testing, approval, manufacture, marketing and sale of our products and product candidates, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. Employees are expected to understand and comply with all laws, rules and regulations that apply to their job positions. If any doubt exists about whether a course of action is lawful, individuals should seek advice from the General Counsel.

A.	Lawsuits and Legal Proceedings

The Company complies with all laws and regulations regarding the preservation of records.

Lawsuits, legal proceedings, and investigations concerning the Company must be handled promptly and properly. An employee must approach the Company’s General Counsel immediately if he or she receives a court order or a court issued document, or notice of a threatened lawsuit, legal proceeding, or investigation. A legal hold suspends all document destruction procedures in order to preserve appropriate records under special circumstances, such as litigation or government investigations. When there is a “legal hold” in place, employees may not alter, destroy, or discard documents relevant to the lawsuit, legal proceeding or investigation. The Company’s General Counsel determines and identifies what types of records or documents are required to be placed under a legal hold and will notify employees if a legal hold is placed on records for which they are responsible. If an employee is involved on the Company’s behalf in a lawsuit or other legal dispute, he or she must avoid discussing it with anyone inside or outside of the Company without prior approval of the Company’s General Counsel. Employees and their managers are required to cooperate fully with the General Counsel and the Company’s management in the course of any lawsuit, legal proceeding, or investigation.

III.	Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete. All proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company, its customers or its suppliers if disclosed. Intellectual property, such as trade secrets, patents, patent applications, trademarks and copyrights, as well as business, research and new product plans, objectives and strategies, clinical trial results, records, databases, salary and benefits data, employee medical information, customer, employee and suppliers lists, any unpublished financial or pricing information and any information about patients on whom our products have been used must also be protected.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Unauthorized use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights and proprietary information of other companies and require our employees, officers and directors to observe such rights. Indeed, the Company is often contractually bound not to disclose the confidential and proprietary information of a variety of companies and individuals, including inventors, vendors and potential vendors. In addition, Company employees who have signed non-disclosure agreements with their former employers are expected to fully and strictly adhere to the terms of those agreements.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

IV.	Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interest of the Company. Every employee, officer and director must avoid situations where loyalties may be divided between the Company’s interests and the employee’s, officer’s or director’s own interests. Employees, officers and directors should also seek to avoid the appearance of a conflict of interest. If an employee, officer or director is considering engaging in a transaction or activity that may present a conflict of interest or the appearance of a conflict of interest, the individual should disclose the matter to the General Counsel, so that, if appropriate, the General Counsel may disseminate such information and/or obtain approvals before the individual engages in such transaction or activity.

A conflict of interest occurs when an individual’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of the Company as a whole. A conflict of interest can arise when an employee, officer or director (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest also arise when an employee, officer or director (or a member of his or her family) receives improper personal benefits as a result of his or her position in the Company.

In evaluating whether an actual or contemplated activity may involve a conflict of interest, an employee, officer or director should consider:

•	Whether the activity would appear improper to an outsider;

•	Whether the activity could interfere with the job performance or morale of a Company employee;

•	Whether the employee, officer or director involved in the activity has access to the Company’s confidential information or influence over significant Company resources or decisions;

•

The potential impact of the activity on the Company’s business relationships, including relationships with suppliers, competitors, partners, employees and anyone else with whom he or she has contact in the course of performing his or her job; and

•	The extent to which the activity could benefit the employee, officer or director or his or her relative(s), directly or indirectly.

A few examples of activities that could involve conflicts of interests include:

•

Aiding the Company’s competitors. Aiding the Company’s competitors can include, without limitation, passing the Company’s confidential information to a competitor or accepting payments or other benefits from a competitor.

•

Participating in any company that does business with the Company or seeks to do business with the Company. Employment by, serving as a director of, or providing any services to a material customer, supplier, competitor or partner (other than services to be provided as part of an employee’s job responsibilities for the Company) is generally discouraged and employees, officers and directors must seek approval in advance if they plan to have such a relationship.

•

Owning a significant financial interest in a competitor or a company that does business with the Company or seeks to do business with the Company. In evaluating such interests for conflicts, both direct and indirect interests that an employee, officer or director may have should be considered, along with factors such as the following:

•	the size and nature of the interest;

•	the nature of the Company’s relationship with the other entity;

•	whether the employee, officer or director has access to the Company’s confidential information; and

•	whether the employee, officer or director has an ability to influence

Company decisions that would affect the other entity.

Any employee, officer or director who has or wishes to acquire a significant financial interest in a competitor or in a supplier or partner with which he or she has direct business dealings (or approval responsibilities) must consult with the General Counsel. Similarly, any employee, officer or director who experiences a change of position or seniority that results in direct business dealings with a supplier, competitor or partner in which he or she already has a significant financial interest must consult with the General Counsel.

•

Having authority on behalf of the Company over a co-worker who is also a family member, or transacting business on behalf of the Company with a family member. Any employee who may be involved in such a situation should consult with his or her supervisor or the General Counsel to assess the situation and determine an appropriate resolution.

•

Soliciting or accepting payments, gifts, loans, favors or preferential treatment from any person or entity that does or seeks to do business with the Company. See Section IV(A) for further discussion of the issues involved in this type of conflict.

•

Taking personal advantage of business opportunities that are discovered through the use of corporate property, information or position. See Section VII for further discussion of the issues involved in this type of conflict.

Situations involving a conflict of interest may not always be obvious or easy to resolve. A conflict of interest can exist even if you are convinced your decisions will not be affected by the outside relationship. You should report actions that may involve a conflict of interest to the General Counsel.

In order to avoid conflicts of interest, each of the employees must disclose to the General Counsel any transaction or relationship that reasonably could be expected to give rise to such a conflict, and the General Counsel shall notify the Audit Committee of the Board (the “Audit Committee”) of any such disclosure. Conflicts of interests involving the General Counsel and directors shall be disclosed to the Audit Committee.

A.	Gifts and Entertainment

Building strong relationships with suppliers and partners is essential to the Company’s business. Socializing with suppliers and partners is an integral part of building those relationships. Gifts and entertainment, however, should not compromise, or appear to compromise, an employee’s ability to make objective and fair business decisions. Good judgment should be exercised in providing or accepting business meals and entertainment or inexpensive gifts, so that all such conduct is consistent with customary and prudent business practices. In addition, it is important to note that the giving and receiving of gifts are subject to a variety of laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering the marketing of products, bribery and kickbacks. In addition, gifts and entertainment may not be offered or exchanged under any circumstances to or with any employees of the U.S. government or state or local governments. Employees are expected to understand and comply with all laws, rules and regulations that apply to their job position.

B.	Bribes, Kickbacks and Other Improper Payments

The Company does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No employee, officer or director should offer, give, solicit or receive any money or other item of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment. Employees, officers and directors must fully comply with all anti-corruption laws of the countries in which the Company does business, including the U.S. Foreign Corrupt Practices Act (the “FCPA”) which applies globally. Violation of the FCPA could subject the Company and its individual employees, officers and directors to serious civil and criminal penalties.

C.	Employee Loans

Loans to employees, officers and directors, or their family members, by the Company, or guarantees of their loan obligations, could constitute an improper personal benefit to the recipients of such loans or guarantees. Accordingly, Company loans and guarantees for employees, officers and directors are expressly prohibited.

D.	Related Party Transactions

A related party transaction includes any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or any currently proposed transaction or series of similar transactions, where: (i) the Company or its subsidiary is a party or participant, (ii) the amount involved exceeds $120,000 in aggregate (or, if the Company is a “smaller reporting company” under the rules of the SEC, the lesser of $120,000 and 1% of the average of the Company’s total assets at year end for the prior two completed fiscal years), and (iii) in which any of the following persons had or will have a direct or indirect material interest: any person who is, or was at any time since the beginning of the Company’s last fiscal year, a director, director nominee or an executive officer; any holder of more than 5% of the Company’s common stock; or any member of the immediate family of such persons. The Company will conduct a review of all related party transactions for potential conflicts of interest situations. For more information, see the Company’s Related Party Transaction Policy.

V.	Insider Trading

Every employee, officer and director is prohibited from using “inside” or material nonpublic information about the Company, or about companies with which it does business, in connection with buying or selling the Company’s or such other companies’ securities, including “tipping” others who might make an investment decision on the basis of this information. It is illegal, and it is a violation of this Code and other Company policies, to tip or to trade on inside information. Employees, officers or directors who have access to inside information are not permitted to use or share that inside information for stock trading purposes or for any other purpose except to conduct Company business.

Employees must exercise the utmost care when in possession of material non-public information. The Company’s Insider Trading Policy provides guidance on the sorts of information that might be non-public and material for these purposes, and guidelines on when and how employees, officers and directors may purchase or sell shares of Company stock or other Company securities. All employees, officers and directors should review the Company’s Insider Trading Policy for additional information.

VI.	Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to the General Counsel.

The sole purpose of the Company’s equipment, vehicles, supplies and technology is the conduct of our business. They may only be used for Company business consistent with Company guidelines. Employees and other authorized users of the Company’s electronic equipment have an obligation to use them in a responsible, ethical and lawful manner and in compliance with this Code and other corporate policies and procedures. The Company reserves the right, at all times and without prior notice, to inspect, monitor and search all Company assets, including electronic communication, for any purpose. Such inspections may be conducted during or outside business hours and in the presence or absence of the employee.

In addition, no voicemail, e-mail, text message, photo, website, or any other document that an employee creates or saves using Company assets may contain content that may reasonably be considered offensive. Offensive content includes, but is not limited to, sexual comments or images, racial slurs, or any comments or images that would offend someone on the basis of their gender, race, color, religion, age, citizenship, sexual orientation, gender identity, gender expression, marital status, pregnancy, national origin, ancestry, physical or mental disability or condition, or any other protected class under applicable federal, state or local laws.

Employees may access Company files and programs only with proper authorization. Employees may not make unauthorized copies of any Company computer software or information (whether in electronic or hard copy form) without IT support and approval.

VII.	Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves business opportunities that are discovered through the use of corporate property, information or position unless that opportunity has first been presented to, and rejected by, the Company. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company. Employees, officers and directors owe a duty to the Company to advance its legitimate interests ahead of their own when the opportunity to do so arises.

VIII.	Competition and Fair Dealing

The Company strives to compete vigorously and to gain advantages over its competitors through superior business performance, not through unethical or illegal business practices. Each employee, officer and director must deal fairly with the Company’s suppliers, competitors, partners, employees and anyone else with whom he or she has contact in the course of performing his or her job. No employee, officer or director may take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice. Employees should maintain and protect any intellectual property licensed from licensors with the same care as they employ with regard to Company-developed intellectual property. Employees should also handle the nonpublic information of our collaborators, licensors, suppliers and customers responsibly and in accordance with our agreements with them, including information regarding their technology and product pipelines.

A.	Policies Specific to Procurement

Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.

B.	Antitrust Laws

Antitrust laws are designed to protect customers and the competitive process. These laws generally prohibit the Company from establishing:

•	Price fixing arrangements with competitors;

•	Arrangements with competitors to share pricing information or other competitive marketing information, or to allocate markets or customers;

•	Agreements with competitors or customers to boycott particular suppliers, customers or competitors; and

•	A monopoly or attempted monopoly through anticompetitive conduct.

Noncompliance with the antitrust laws can have extremely negative consequences for the Company, including long and costly investigations and lawsuits, substantial fines or damages, and adverse publicity. Understanding the requirements of antitrust and unfair competition laws of the jurisdictions where the Company does business can be difficult, so employees, officers and directors are urged to seek assistance from the General Counsel whenever they have a question relating to these laws.

IX.	Accuracy and Quality of Financial Records and Public Disclosures

The Company has a responsibility to keep complete, accurate and reliable records and to provide full and accurate information, in all material respects, in our public disclosures about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the SEC and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Committee consisting of senior management to assist in monitoring such disclosures. Each employee and director must follow any formal document retention policy of the Company with respect to Company records within such employee’s or director’s control.

X.	Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced throughout the Company and violations will be dealt with immediately, including subjecting persons to corrective and/or disciplinary action such as dismissal or removal from office. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities. Situations that may involve a violation of ethics, laws, rules, regulations or this Code may not always be clear and may require difficult judgment. Employees, directors or officers should report any concerns or questions about a violation of ethics, laws, rules, regulations or this Code to their supervisors/managers, the General Counsel, or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee.

Any concerns about a violation of ethics, laws, rules, regulations or this Code by any senior executive officer or director should be reported promptly to the General Counsel and the General Counsel shall notify the Audit Committee of any violation. Any such concerns involving the General Counsel should be reported to the Audit Committee. Reporting of such violations may also be done anonymously through the Company hotline, the phone number of which can be found on the Company’s internal website. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, the Company will endeavor to protect this confidentiality, subject to applicable law, regulation or legal proceedings.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. All employees, officers and directors are required to cooperate in any internal investigations of misconduct and unethical behavior and to respond to any questions in a complete and truthful manner.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The General Counsel of the Company will have primary authority and responsibility for the enforcement of this Code, subject to the supervision of the Audit Committee, and the Company will devote the necessary resources to enable the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to the General Counsel.

XI.	Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. It is Company policy that Company funds or assets not be used to make a political contribution to any political party or candidate, unless prior approval has been given by our Chief Executive Officer. This Code applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

XII.	Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees.

A.	Equal Opportunity Employer

The Company is an equal opportunity employer. It does not unlawfully discriminate in employment opportunities or practices on the basis of gender, race, color, religion, age, citizenship, sexual orientation, gender identity, gender expression, marital status, pregnancy, national origin, ancestry, physical or mental disability or condition, or any other protected class under applicable federal, state or local laws. The Company also prohibits unlawful discrimination based on the perception that anyone has any of those characteristics, or is associated with a person who has or is perceived as having any of those characteristics. Company employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association and privacy.

B.	Harassment

The Company is committed to maintaining a respectful workplace, which includes a working environment that is free from unlawful workplace harassment, including workplace sexual harassment. This Code applies to all work-related settings and activities, whether inside or outside the workplace, and includes business trips and business-related social events.

C.	Alcohol and Drugs

The Company is committed to maintaining a drug-free work place. The Company prohibits the manufacture, distribution, sale, purchase, transfer, possession or use of illegal substances in the workplace, while representing the Company outside the workplace or if such activity affects work performance or the work environment of the Company. The Company further prohibits use of alcohol while on duty, unless at Company-sanctioned events. Employees are prohibited from reporting to work, or driving a Company vehicle or any vehicle on Company business, while under the influence of alcohol, any illegal drug or controlled substance, or any other intoxicant.

D.	Violence Prevention and Weapons

The safety and security of Company employees is vitally important. The Company will not tolerate violence or threats of violence in, or related to, the workplace. If an individual experiences, witnesses or otherwise become aware of a violent or potentially violent situation that occurs on the Company’s property or affects the Company’s business they must immediately report the situation to their supervisor, the relevant human resources personnel, or General Counsel.

XIII.	Social Media

“Social Media” includes various modes of digitally published information and online content including, but not limited to, websites and applications for social networking (e.g., Facebook, Instagram, and LinkedIn), micro-blogging sites (e.g., Twitter), online discussion forums (e.g., Google Groups), user-generated video and audio (e.g., TikTok and YouTube), wikis, podcasts, RSS feeds, file sharing, virtual worlds, electronic bulletin boards, text messaging, instant messaging and other forms of online communication.

Company employees should adhere to the following general principles when engaging in Social Media:

•	Only authorized personnel are permitted to make public statements about the Company or its products.

•	Do not make unauthorized disclosures of confidential information and generally avoid mixing personal and business-related content.

•	Always be truthful and accurate in postings and realize that online comments are never truly anonymous.

•

Never post anything that would violate Company policies against unlawful harassment, discrimination and retaliation; or that would otherwise reflect negatively on the Company or disparage other parties.

•	Use of Social Media must also comply with all applicable Company policies, laws and regulations related to product promotion, privacy, copyright, media interactions and conflicts of interest.

Everyone is personally, legally responsible for the content they publish. Always err on the side of caution and consult with your manager, or the General Counsel, should you have a question about the appropriateness of a Social Media post.

The Company respects your right to communicate concerning terms and conditions of employment. Nothing in this Code is intended to interfere with your rights under federal and state laws, including the National Labor Relations Act, nor will the Company construe this Code in a way that limits such rights.

XIV.	Waivers

Each of the Audit Committee, or the Board if the Audit Committee determines it is appropriate, (in the case of a violation by a director or an executive officer) and General Counsel (in the case of a violation by any other person) may, in its discretion, waive any violation of this Code. Any waiver for a director or an executive officer will be disclosed as required by applicable laws, rules and regulations.

XV.	No Rights Created

This Code is a statement of fundamental principles, policies and procedures that govern the Company’s employees, officers and directors in the conduct of the Company’s business. It is not intended to and does not create any legal rights for any supplier, partner, competitor, stockholder or any other person or entity.

XVI.	Administration, Modification and Amendment

The Audit Committee is responsible for overseeing the establishment of procedures to enforce the Code. The Audit Committee will periodically review this Code and recommend any proposed changes to the Board for approval. Any amendments to this Code will be posted on the Company’s website.

XVII.	Certification

You must sign, date and return the Certification set forth on Annex A attached hereto (or such other certification as the General Counsel may deem appropriate) stating that you have received, read, understand and agree to comply with this Code. The Company may require you to sign such a Certification on an annual basis, which Certification may be in electronic format. Please note that you are bound by the Code whether or not you sign the Certification.

Annex A

Certification

I hereby certify that:

1. I have read and understand GRIID Infrastructure Inc.’s (the “Company”) Code of Business Conduct and Ethics (the “Code”). I understand that the General Counsel is available to answer any questions I have regarding the Code.

2. Since I have been affiliated with the Company, I have complied with the Code.

3. I will continue to comply with the Code for as long as I am subject to the Code.

Print name:

Signature:

Date: